SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |X|
Filed by a Party other than the
   Registrant                   |_|

Check the appropriate box:
   |_|  Preliminary Proxy Statement       |_| Confidential, for Use of the
                                              Commission Only (as permitted by
   |_|  Definitive Proxy Statement            Rule 14a-6(e)(2))
   |_|  Definitive Additional Materials
   |X|  Soliciting Material Under Rule 14a-12


                             DEXTER CORPORATION
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              (Name of Registrant as Specified In Its Charter)

                                    N/A
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (a) Title of each class of securities to which transaction applies:
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    (b) Aggregate number of securities to which transaction applies:
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    (c) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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    (d) Proposed maximum aggregate value of transaction:
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    (e) Total Fee paid:
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|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:____________________________________________
    (2) Form, Schedule or Registration Statement No.:______________________
    (3) Filing Party: _____________________________________________________
    (4) Date Filed: _______________________________________________________

             As filed with the Commission on February 17, 2000




                     [LETTERHEAD OF DEXTER CORPORATION]



                                                             February 17, 2000

DEAR FELLOW DEXTER SHAREHOLDER:


      Last December, your company received an unsolicited proposal from International Specialty Products Inc. seeking to negotiate an acquisition of Dexter at a price of $45 per share. Your Board of Directors carefully reviewed and discussed this proposal with its outside financial and legal advisors. The Board sought their advice and obtained an opinion that the proposal was inadequate from a financial point of view. The Board concluded the proposal was inadequate and not in your best interests and rejected it.

      Your Board is firmly committed to its business strategy of maximizing the long-term growth of Dexter. Frankly, we believe ISP's campaign is an attempt to divert attention from ISP's own dismal financial performance and managerial dereliction. Just last month, ISP disclosed that its fourth quarter operating results would be 40% to 57% below analysts' estimates and that full fiscal year operating results would be 19% to 20% below analysts' estimates.

      We strongly believe that our shareholders (and, certainly, ISP's shareholders) would be better served if ISP's Board and management focused their resources and attention on fixing their own problems. Nonetheless, since ISP apparently is persisting with its inadequate, unfinanced proposal to acquire Dexter, we are responding in the most responsible manner that we can. Specifically, we have taken the following steps:

1. WE HAVE INVITED ISP TO REVIEW CONFIDENTIAL FINANCIAL INFORMATION TO ASCERTAIN WHETHER IT IS INDEED WILLING TO PAY AN ADEQUATE PRICE FOR DEXTER. This action does not mean that the Board has decided to sell Dexter or to explore the sale of the company. Your Board is acting in a responsible manner in accordance with the highest standards of corporate governance and fiduciary responsibility. We are doing this so that Dexter's shareholders will not be victimized by ISP's disingenuous suggestion that its price could be higher if it had access to necessary information.

2. WE HAVE AMENDED DEXTER'S SHAREHOLDER RIGHTS PLAN. As a consequence of the amendment, the rights will not be triggered by and the plan will pose no obstacle for any offer to our shareholders for all shares which Dexter's financial advisor opines is fair from a financial point of view, is supported by available financing, is substantially unconditional and has been open to Dexter shareholders for at least 60 calendar days. As a practical matter the rights plan should pose no obstacle to any fair offer ISP wishes to make that is "money-good."

3. WE HAVE CHALLENGED ISP TO MAKE AN HONEST, FORTHRIGHT AND CANDID PUBLIC DISCLOSURE OF ITS PURPORTED FINANCING COMMITMENT. We believe ISP's failure to do so is yet another instance of its disregard for its disclosure responsibilities to Dexter shareholders under the federal securities laws.

4. WE HAVE CHALLENGED ISP TO SUBSTANTIATE ITS CLAIM THAT DEXTER COULD SPIN OFF LIFE TECHNOLOGIES ON A TAX-FREE BASIS. We believe our shareholders are entitled to know whether or not this key aspect of ISP's proposal could be effected without incurring material tax liabilities at Dexter and without our shareholders incurring tax when they receive shares of Life Technologies -- without getting any cash to pay the tax.

      Despite your Board's rejection of ISP's unsolicited proposal, ISP has indicated that it intends to persist with its attempt to seize control of your company. Accordingly, you may soon receive materials from ISP in connection with its attempt to solicit your proxy for use at Dexter's 2000 Annual Meeting of Shareholders. Among other things, ISP seeks to replace 3 current Dexter directors with its own nominees and further to pack the Board with 7 additional ISP nominees which would give ISP control of Dexter's Board.

      YOUR BOARD OF DIRECTORS URGES YOU NOT TO TAKE ANY ACTION UNTIL YOU HAVE HAD A CHANCE TO REVIEW DEXTER'S OWN PROXY MATERIALS. WE ALSO URGE YOU TO READ AND COMPARE THESE MATERIALS CAREFULLY AND THEN DECIDE WHO IS TRULY ACTING INDEPENDENTLY IN YOUR BEST INTERESTS.

      Your Board has demonstrated its independence and commitment to serving Dexter's shareholders. We will continue to forthrightly and clearly articulate our program for value enhancement for you to consider.

      Thank you for your attention to this important matter.

                              On Behalf of the Board of Directors,

                              Sincerely,

                              /s/ K. Grahame Walker
                              K. Grahame Walker
                              Chairman and Chief Executive Officer



      Information regarding persons who may be considered "participants" in the solicitation of proxies from Dexter shareholders can be found in a
Schedule 14A filed with the Securities and Exchange Commission on February 14, 2000. Investors and security holders are advised to read the proxy statement that will be filed by Dexter relating to Dexter's 2000 annual meeting referred to in the foregoing information, when it becomes available, because it will contain important information. Security holders may obtain a free copy of the proxy statement (when available) and the
Schedule 14A containing the participant information referred to above and other documents filed by Dexter with the Commission at the Commission's web site at www.sec.gov. The proxy statement, the Schedule 14A containing the participant information and such other documents may also be obtained for free from Dexter Corporation by directing such request to: Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, Attention:
Investor Relations, (860) 292-7675.